Exhibit 10.70
CODE SECTION 409A AMENDMENT
TO
TENNECO INC. EXCESS BENEFIT PLAN
     WHEREAS, Tenneco Inc. (the “Company”) has established the Tenneco Inc. Excess Benefit Plan (the “Plan”); and
     WHEREAS, amendment of the Plan for compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued thereunder now is considered desirable;
     NOW, THEREFORE, by virtue and in exercise of the power reserved to the Company and granted to the Compensation/Nominating/Governance Committee of Tenneco by Section 6 of the Plan and pursuant to the authority delegated to the undersigned officer of the Company by resolution of its Board of Directors, the Plan be and is amended, effective January 1, 2008, in the following particulars:
1. Clause (a) of the first sentence of Section 5.1 of the Plan is hereby modified by deleting the first sentence in its entirety and substituting the following:
“A Participant’s ‘Termination Date’ shall mean the date on which the Participant has a ‘separation from service’ under Code Section 409A.”
2. By deleting the second sentence of Section 5.3 in its entirety and substituting the following:
“Notwithstanding the foregoing or any other provision of the Plan to the contrary, if the Participant is a “specified employee” (as defined under Code Section 409A) on his Termination Date, the amount credited to his Account under the Plan shall be paid in a lump sum cash payment on the earlier to occur of his death or the date that is six months and one day following his Termination Date.”
3. By adding the following new Section 7:
“SECTION 7
CODE SECTION 409A
     The time or schedule of any payment or amount scheduled to be paid pursuant to the Plan may not be accelerated, except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.
     The Plan and the benefits provided hereunder are intended to comply with Code Section 409A and the guidance and Treasury regulations issued thereunder, to the extent applicable thereto. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent.

Notwithstanding the foregoing, the Employer shall not be required to assume any increased economic burden in connection therewith. Although the Employer and the Administrative Committee intend to administer the Plan so that it will comply with the requirements of Code Section 409A, neither the Employer nor the Administrative Committee represents or warrants that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Employer, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan, and the Employer and its subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Code Section 409A.”
IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officer this 24th day of December, 2008.

Tenneco Inc.

By:	/s/ Richard P. Schneider

Its:	Senior Vice President — Global Administration